CERTIFICATE OF INCORPORATION
OF
DEEP LIQUIDITY INC.

FIRST: The name of the Corporation is Deep Liquidity Inc.

SECOND: Its registered office is to be located at Suite 606, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The registered agent is American Incorporators Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand five hundred (1500). All such shares are to be without par value and are to be of one class.

FIFTH: The name and address of the incorporator are as follows:

Nicole Saunders
Suite 606
1220 N. Market St.
Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as director(s) until the first annual meeting of the stockholders or until a successor(s) is elected and qualified are:

Sam Balabon
9039 Katy Freeway, Building 300, Suite 333
Houston, TX 77024

SEVENTH: Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand.

Nicole Saunders
INCORPORATOR

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:42 PM 01/22/2004
FILED 01:41 PM 01/22/2004
SRV 040046790 – 3755746 FILE

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

070837834

9588164
DEEP LIQUIDITY INC.
9039 KATY FREEWAY
BLDG. 300-STE. 333
HOUSTON TX 77080
ATTN: X

07-23-2007

DESCRIPTION		AMOUNT
DEEP LIQUIDITY INC.		
3755746 0240S Amendment; Stock		
Stock Amendment Fee	*	30.00
Receiving/Indexing	*	50.00
Data Entry Fee	*	5.00
Court Municipality Fee, Wilm.	*	20.00
Surcharge Assessment-New Castle	*	6.00
Page Assessment-New Castle Count	*	45.00
Expedite Fee, 24 Hour	*	50.00
* ITEMS WERE PREVIOUSLY BILLED — FILING TOTAL		206.00
TOTAL PAYMENTS		206.00
SERVICE REQUEST BALANCE		.00

ate of Delaware
cretary of State
sion of Corporations
vered 04:43 PM 07/20/2007
ILED 04:43 PM 07/20/2007
V 070837834 - 3755746 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Deep Liquidity Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

AS ATTACHED
(3 PAGES)

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of July, 2007.

By: [signature]
Authorized Officer

Title: President

Name: Sam Balabon
Print or Type

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
DEEP LIQUIDITY INC.

* * * * * * *

FIRST: The name of the corporation is DEEP LIQUIDITY INC.

SECOND: The Certificate of Incorporation of the corporation is hereby amended as follows:

I. The Certificate of Incorporation of this corporation shall be amended by changing the Article thereof numbered FOURTH so that, as amended, said Article shall be and read as follows:

"FOURTH. The total number of shares which the corporation shall have authority to issue is EIGHT MILLION (8,000,000), consisting of "Common Stock" and "Preferred Stock" as follows:

(a) Preferred Stock. The total number of shares of Preferred Stock shall be TWO MILLION (2,000,000), having a par value of $0.001 per share, which may be issued from time to time in one or more series. The board of directors is hereby authorized to fix, by resolution or resolutions providing for the issue of any such series, the voting powers, if any, and the designation, preferences and rights of the shares in such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, the following:

(1) the number of shares constituting that series and the distinctive designation thereof;

(2) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) the voting rights, if any, of shares of that series in addition to the voting rights provided by law, and the terms of such voting rights;

(4) the terms and conditions of the conversion privileges, if any, of shares of that series, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(5) the terms and conditions of redemption, if shares of that series shall be redeemable, including the date or dates upon or after which they shall be

redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) the terms and amount of any sinking fund for the redemption or purchase of shares of that series, if any;

(7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(8) any other relative rights, preferences and limitations of that series.

(b) Common Stock. The total number of shares of Common Stock shall be SIX MILLION (6,000,000). All such shares shall have a par value of $0.001 and are to be of one class."

(c) Dividends.

(1) Subject to provisions of law and the preferences of any series of Preferred Stock and of any other stock ranking prior to the Common Stock as to the payment of dividends, the holders of the Common Stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the Board of Directors and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board of Directors providing for the issue of such series.

(2) If and when dividends on the Common Stock are declared payable from time to time by the Board as provided in this Article, whether payable in cash, in property or in shares of stock of the corporation, the holders of the Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

(3) If no shares of Common Stock are outstanding, the Board of Directors may declare and distribute a stock dividend payable in shares of Common Stock to the holders of any other class or series of stock then outstanding.

II. The Certificate of Incorporation of this corporation shall be amended by changing the Article thereof numbered SEVENTH so that, as amended, said Article shall be and read as follows:

"SEVENTH: To the fullest extent that the Delaware General Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors or officers, no director or officer will be liable to the corporation or its stockholders for monetary damage for breach of fiduciary duty as a director or officer. Any repeal or amendment of this Article will not adversely affect any limitation on the personal liability or alleged liability of a director or officer arising from

an act or omission of that director occurring prior to the time of such repeal or amendment.

The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office. The corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under this Article.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

III. The following Article EIGHTH shall be added to the Certificate of Incorporation

"EIGHTH: The board of directors of the corporation may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

THIRD: The amendments to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged the Certificate of Amendment this 19th day of July, 2007.

Name: Sam Balabon
Title: Chief Executive Officer